Exhibit 99.1 - Press Release



For Further Information Contact:
         Gerard E. Holthaus
         Chief Executive Officer and
         Acting Chief Financial Officer
         (410) 931-6101


WILLIAMS SCOTSMAN, INC. REPORTS OPERATING RESULTS FOR THE THIRD QUARTER ENDED
-----------------------------------------------------------------------------
                               SEPTEMBER 30, 2004
                               ------------------

     Baltimore, MD, November 5, 2004 - Williams Scotsman, Inc. announced today revenues for the three month period ended September 30, 2004 of $138.1 million, which represents an 18.4% increase from $116.7 million in the comparable period of 2003. Gross profit was $49.3 million and $45.4 million for the three month periods ended September 30, 2004 and 2003, respectively. Adjusted EBITDA was $40.9 million for the three month period ended September 30, 2004, which was up 6.0% from the $38.6 million in the comparable period of 2003. Cash flow from operating activities was $11.7 million for the three month period ended
September 30, 2004, a decrease of 8.4% from $12.7 million in the comparable period of 2003. Revenues for the nine month period ended September 30, 2004 were $369.3 million, which represents a 13.9% increase from $324.2 million in the comparable period of 2003. Gross profit was $139.3 million and $133.7 million for the nine month periods ended September 30, 2004 and 2003, respectively. Adjusted EBITDA was $114.2 million for the nine month period ended September 30, 2004, which was slightly down 0.4% from the $114.7 million in the comparable period of 2003. Cash flow from operating activities was $39.6 million for the nine month period ended September 30, 2004, a decrease of 43.4% from the $70.0 million in the comparable period of 2003.

THREE MONTHS ENDED SEPTEMBER 30, 2004 RESULTS

     Revenues in the three month period ended September 30, 2004 were $138.1 million; a $21.4 million or 18.4% increase from revenues of $116.7 million in the same period of 2003. The increase resulted primarily from an $8.5 million or 30.5% increase in delivery and installation revenues, a $4.7 million or 93.3% increase in sales of rental equipment, a $4.1 million or 20.2% increase in sales of new units, a $3.6 million or 6.7% increase in leasing, and a $0.6 million or 5.7% increase in other revenue from the same period of 2003. The increases in sales of new units and corresponding increase in delivery and installation are largely due to continued growth in the education industry the Company serves, particularly in the west and southeast regions of the country, as well as increased modular construction sales activity in the northeast and north central regions of the country. Increased used sales activity resulted in increased sales of rental equipment for the three month period ended September 30, 2004 as compared to the same period of 2003. The 6.7% increase in leasing revenue for the three months ended September 30, 2004, as compared to the same period of 2003, resulted from an increase of approximately 4,100 units on rent, which includes our purchase of California classroom units in the first quarter of 2004, and an increase in the average rental rate. Average fleet utilization of approximately 80% for the three month period ended September 30, 2004 was up approximately 3% from the same period of the prior year. Of this increase, 2.4% is attributed to the Company's strategic initiative to dispose of selected rental units in our lease fleet, as disclosed in Note 11 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. The Company's average monthly rental rate increased by $2 to $250 for the three months ended September 30, 2004 as compared to the same period of 2003. Other revenue increased 5.7% for the quarter ended September 30, 2004 as compared to the same period of 2003 due primarily to increased sales of miscellaneous products and services. During the third quarter of 2003, other revenue also included $1.0 million of profit related to the sale of a branch facility.

     Gross profit for the three month period ended September 30, 2004 was $49.3 million, a $3.9 million or 8.7% increase from the same period of 2003. This increase was primarily driven by the increased revenues described above. Gross profit margin percentage from delivery and installation and sales of new units decreased by 0.8%, and 2.5%, respectively, primarily due to competitive pricing pressures. Leasing gross profit margin percentage for the three months ended September 30, 2004 decreased by 0.4% due primarily to increased refurbishment and maintenance costs, partially offset by the increase in leasing revenue described above. Gross profit margin from sales of rental equipment and other revenue increased by $0.9 million and $0.3 million, respectively, as compared to the same period of 2003 primarily due to an increase in sales of rental equipment and other revenue as discussed above.

     Selling, general and administrative expenses for the three month period ended September 30, 2004 increased by approximately $1.9 million or 10.4% to $20.6 million from $18.7 million in the same period of 2003. This increase is primarily associated with increased employee related costs, business insurance, professional fees and marketing related costs.

     Interest expense for the three month period ended September 30, 2004 decreased by $0.5 million or 2.2% to $23.3 million from $23.8 million in the same period of 2003 due to a prior year write-off of deferred financing costs in the amount of $2.5 million and a $20.9 million or 6.3% decrease in the average credit facility debt over the same period of 2003, partially offset by the incremental interest expense incurred on the $150.0 million of 10.0% senior secured notes. The net proceeds of the notes were used to pay off portions of the term loan and revolving credit facility debt in August 2003.


NINE MONTHS ENDED SEPTEMBER 30, 2004 RESULTS

     Revenues for the nine months ended September 30, 2004 were $369.3 million; a $45.0 million or 13.9% increase from revenues of $324.2 million in the same period of 2003. The increase resulted primarily from a $17.4 million or 25.6% increase in delivery and installation revenues, a $15.2 million or 28.8% increase in sales of new units, a $6.1 million or 41.2% increase in sales of rental equipment, a $4.2 million or 2.6% increase in leasing revenue, and a $2.1 million or 7.4% increase in other revenue from the same period of 2003. The increases in sales of new units and corresponding increase in delivery and installation revenues are largely due to continued growth in the education industry the Company serves, particularly in the southeast and west regions of the country. Increased used sales activity, particularly in the west and north central regions of the country, resulted in increased sales of rental equipment for the nine months ended September 30, 2004 as compared to the same period of 2003. The 2.6% increase in leasing revenue for the nine month period ended September 30, 2004 resulted from an increase of approximately 2,600 units on rent, which includes the Company's purchase of California classroom units in the first quarter 2004, partially offset by a decrease of $2 in the Company's average rental rate. Average fleet utilization of approximately 80% for the nine month period ended September 30, 2004 was up approximately 4% from the same period of the prior year. Of this increase, 2.4% is attributed to the strategic initiative previously discussed. Other revenue increased 7.4% for the nine month period ended September 30, 2004 from the same period of 2003 due primarily to increased sales of miscellaneous products and services. During the nine month period ended September 30, 2003, other revenue also included $1.0 million of profit related to the sale of a branch facility.

     Gross profit for the nine month period ended September 30, 2004 was $139.3 million, a $5.6 million or 4.2% increase from the same period of 2003. This increase was primarily driven by the increased sales of new units, and delivery and installation revenues described above. Gross profit margin percentage from the sales of new units, and delivery and installation decreased by 1.4% and 0.7%, respectively, due to competitive pricing pressures. Gross profit margin from the sales of rental equipment and other revenue increased by $1.3 million and $0.5 million, respectively, primarily due to an increase in sales of rental equipment and other revenue as compared to the same period of 2003. Leasing gross profit and the leasing gross profit margin percentage for the nine months ended September 30, 2004 decreased by $0.5 million and 1.1%, respectively, as compared to the corresponding prior year period. These decreases resulted primarily from increased refurbishment and maintenance costs, partially offset by the increase in leasing revenue for the nine month period ended September 30, 2004 as compared to the same period of 2003.

         Selling, general and administrative expenses for the nine month period ended September 30, 2004 increased by $5.1 million or 9.0% to $61.5 million from $56.4 million in the same period of 2003. This increase is primarily associated with increased employee and facility related costs, business insurance, professional fees and marketing related costs.

     Interest expense for the nine month period ended September 30, 2004 increased by $4.0 million or 6.2% to $68.8 million from $64.7 million in the same period of 2003 due primarily to the incremental interest expense incurred on the $150.0 million of 10.0% senior secured notes. The net proceeds of the notes were used to pay off portions of the term loan and revolving credit facility debt in August 2003. This incremental interest expense was partially offset by a $99.7 million or 25.4% decrease in the average credit facility debt over the same period of 2003. Also included in the 2003 interest expense was a write-off of deferred financing costs in the amount of $2.5 million.

CASH FLOW RESULTS

     The $1.1 million decrease in cash flow from operating activities for the three month period ended September 30, 2004 was the result of several offsetting factors associated with working capital fluctuations, including an increase in outstanding receivables driven by increased classroom sales, particularly in the west and southeast regions of the country, increased modular construction activity, and an increase in paid interest resulting from the incremental interest discussed above, partially offset by increased payables and other accrued expenses. The increase in accounts payable and other accrued expenses resulted primarily from the timing of related payments. The increase in Adjusted EBITDA for the three month period ended September 30, 2004 was primarily the result of an overall increase in gross profits as compared to the same period of 2003.

     The $30.4 million decrease in cash flow from operating activities for the nine month period ended September 30, 2004 was substantially the result of increased receivables related to increased classroom sales, particularly in the west and southeast regions of the country, and increased modular construction activity at September 30, 2004 as compared to the decrease in receivables experienced during the same periods of 2003. Other factors that impacted the decrease in net cash provided by operating activities from 2003 included increases in selling, general, and administrative expenses (SG&A), and increases in paid interest resulting from the incremental interest discussed above, partially offset by increased payables, other accrued expenses, and rents billed in advance. The increase in accounts payable and other accrued expenses resulted primarily from the timing of related payments while the increase in rents billed in advance is primarily the result of increased leasing activity. See results section above for further discussion of SG&A and interest expense fluctuations. The change in Adjusted EBITDA for the nine month period ended September 30, 2004 as compared to the same period of 2003 was flat due to increased selling, general, and administrative expenses discussed above being substantially offset by an overall increase in gross profits.

Williams Scotsman has scheduled a conference call for Monday, November 8, 2004 at 2:00 PM Eastern Time to discuss its third quarter results. To participate in the conference call, dial 866-835-8907 for domestic (703-639-1414 for international) and ask to be placed into the Williams Scotsman call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until 11:59 PM on November 15, 2004. To access the replay, dial 888-266-2081 and enter access code 582420 domestically (international callers can dial 703-925-2533).


Williams Scotsman, Inc. is North America's leading provider of mobile and modular space, servicing 24,000 customers throughout the United States, Canada, and certain parts of Mexico. With over 80 locations and a fleet of nearly 95,000 mobile offices, modular classrooms and storage units, Williams Scotsman is widely recognized for its quality customer service with numerous awards and distinctions. For information, visit the Company's website at www.willscot.com http://www.willscot.com/


All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in the Company's 10-K, 10-Q and other SEC filings. The Company assumes no obligation to update any forward-looking statement. Certain prior year amounts have been reclassified to conform to current year presentation.



                                               Williams Scotsman, Inc.
                                   Consolidated Statement of Operations ( unaudited )
                                                 (dollars in thousands)




                                               Quarter Ended September 30           Nine Months Ended September 30
                                               --------------------------           ------------------------------
                                                                           %                                       %
Revenues                                      2004          2003        Change       2004           2003        Change
                                              ------        ------      ------      -------        ------       ------
Leasing                                      $57,110       $53,501       6.7%     $ 164,775      $ 160,535        2.6%
Sales:
   New units                                  24,107        20,052      20.2%        67,913         52,729       28.8%
   Rental equipment                            9,737         5,037      93.3%        20,747         14,690       41.2%
Delivery and installation                     36,407        27,903      30.5%        85,653         68,205       25.6%
Other                                         10,745        10,166       5.7%        30,163         28,076        7.4%
                                             -------       -------                  -------        -------
   Total revenues                            138,106       116,659      18.4%       369,251        324,235       13.9%

Cost of sales and services
Leasing
   Depreciation and amortization              12,136        11,736       3.4%        35,904         36,726       2.2%
   Other direct leasing costs                 13,979        12,521      11.6%        37,994         33,424       13.7%
Sales:
   New units                                  20,915        16,912      23.7%        57,791         44,108       31.0%
   Rental equipment                            7,716         3,937      96.0%        16,514         11,713       41.0%
Delivery and installation                     31,386        23,825      31.7%        74,272         58,648       26.6%
Other                                          2,632         2,326      13.2%         7,469          5,900       26.6%
                                              ------        ------                  -------        -------
Total cost of sales and services              88,764        71,257      24.6%       229,944        190,519       20.7%
                                              ------        ------                  -------        -------
Gross profit                                  49,342        45,402       8.7%       139,307        133,716        4.2%

Selling, general & administrative
expenses *                                    20,621        18,673      10.4%        61,498         56,430        9.0%
Interest expense                              23,305        23,821       2.2%        68,750         64,727        6.2%
Other depreciation and amortization            3,855         3,478      10.8%        10,949         10,437        4.9%
                                               -----         -----                   ------         ------
Income (loss) before income tax provision      1,561          (570)      374%        (1,890)         2,122       189%
Income tax expense (benefit)                     596          (228)      361%          (716)           849       184%
                                               -----         -----                   ------         ------
Net income (loss)                            $   965       $  (342)      382%     $  (1,174)     $   1,273       192%
                                               =====         =====                   ======         ======



* Includes noncash stock compensation expense of $75 and $137 for the three months ended September 2004 and 2003, and
$529 and $641 for the nine months ended September 2004 and 2003, respectively.



                                             Williams Scotsman, Inc.
                       Summary of Selected Consolidated Financial Information ( unaudited )
                                             (dollars in thousands)


                                  Quarter Ended September 30              Nine Months Ended September 30
                             ----------------------------------        ------------------------------------

Operations Data:                                            %                                            %
                                2004         2003        Change            2004           2003       Change
                              ------        ------       ------          ------          ------      ------
Gross profit
Leasing                     $ 30,995      $ 29,244        6.0%         $ 90,877        $ 90,385        0.5%
Sales:
   New units                   3,192         3,140        1.7%           10,122           8,621       17.4%
   Rental equipment            2,021         1,100       83.7%            4,233           2,977       42.2%
Delivery and installation      5,021         4,078       23.1%           11,381           9,557       19.1%
Other                          8,113         7,840        3.5%           22,694          22,176        2.3%
                              ------        ------                      -------         -------
Total gross profit          $ 49,342      $ 45,402        8.7%        $ 139,307       $ 133,716        4.2%
                              ======        ======                      =======         =======


Reconciliation of Adjusted EBITDA for the quarter and nine month periods ended September 30, 2004 and  2003 to cash flow from operating activities  the most comparable GAAP measure :


                                                            Quarter                      Nine Months
                                                        Ended September 30            Ended September 30
                                                         2004        2003            2004             2003
                                                       -------------------          -----------------------

Adjusted EBITDA (a)                                   $ 40,932    $ 38,602        $ 114,242       $ 114,653
(Increase) decrease in net accounts receivable         (11,157)      1,370          (24,377)         10,707
Increase (decrease) in accounts
payable and accrued expenses                             7,601      (9,284)          22,260             (13)
Interest paid                                          (11,973)     (5,644)         (54,071)        (43,649)
Increase in other assets                               (14,411)     (9,741)         (17,326)         (7,904)
Increase (decrease) in other liabilities                 2,692        (472)           3,116             (19)
Gain on sale of equipment                               (2,025)     (2,102)          (4,242)         (3,815)
                                                        ------      ------           ------          ------
Cash flow from operating activities                   $ 11,659    $ 12,729        $  39,602        $ 69,960
                                                        ======      ======           ======          ======

Other Data:
Cash flow used  in investing activities               $(14,995)   $ (9,264)       $ (81,117)      $ (32,966)
                                                        ======      ======           ======          ======

Cash flow provided by (used in) financing
activities                                            $  3,799    $ (4,445)       $  42,149       $ (37,126)
                                                        ======      ======           ======          ======

(a)  The Company defines Adjusted EBITDA as earnings before deducting interest, income taxes, depreciation, amortization, and noncash charges, including noncash stock compensation charges.



                                                Williams Scotsman, Inc.
                     Summary of Selected Consolidated Financial Information (continued) (unaudited)
                                   (dollars in thousands, except monthly rental rates)

                                                                                                    September 30,
Balance Sheet Data (at period end):                                                             2004                   2003
                                                                                                ----                   ----
Rental equipment, net (b)                                                                  $ 869,002              $ 827,792
Total assets                                                                               1,282,864              1,225,141
Total debt                                                                                 1,005,405                954,980

                                                                                                    September 30,
Financial Covenant Data (at period end):                                                        2004                  2003
                                                                                                ----                  ----
Consolidated Leverage Ratio (c)                                                                 6.49                  6.06
Consolidated Leverage Ratio (d)                                                                23.30                 10.98
Consolidated Interest Coverage Ratio  (c)                                                       1.79                  2.03
Consolidated Interest Coverage Ratio  (d)                                                       0.51                  1.12
Borrowing base availability under revolving credit facility (c) (e)                        $ 190,302             $ 251,196


                                                         Quarter Ended September 30,        Nine Months Ended September 30,
Rental Fleet and Capital Expenditure Data:                 2004             2003              2004                    2003
                                                           ----             ----              ----                    ----
Lease fleet units, as of end of period (f) (h)             94,700        93,900             94,700                  93,900
Lease fleet units, average for period (g) (h)              95,100        93,800             93,200                  93,700
Utilization rate based upon units, average over period         80%           77%                80%                     76%
Monthly rental rate, average over period                    $ 250         $ 248              $ 249                   $ 251
Fleet capital expenditures  (c)                           $ 9,271       $ 7,763           $ 71,968 (h)            $ 23,557
Total capital expenditures  (c)                           $11,065       $ 7,664           $ 76,949 (h)            $ 28,002


           (b)In accordance with generally acceptable accounting principles, rental equipment as of September 30, 2004 and
              2003 excludes amounts related to the strategic disposal initiative implemented in December 2003.
           (c)As defined in the Company's credit agreement
           (d)Calculated using cash flow from operating activities, the most comparable GAAP measure to Consolidated EBITDA
              (the financial measure used in the calculation in the credit agreement.)
           (e)Consolidated Leverage Ratio covenant restrictions limited our borrowing availability at September 30, 2004 and
              2003 to $40,279 and $84,619, respectively.
           (f)Rental fleet as of September 30, 2004 excludes units classified as held for sale related to 2003 strategic initiative.  The lease fleet units at September 30, 2003, excluding these units, was 91,000.
           (g)Lease fleet units, average for the period ended September 30, 2004 excludes units classified as held for sale related to the 2003 strategic initiative.  The lease fleet units, average for the three and nine month periods ended September 30, 2003, excluding these units, was 90,900 and 90,800, respectively.
           (h)Includes the effect of $43.5 million purchase of approximately 3,800 California classroom units on March 26,
              2004.

                             Williams Scotsman, Inc.
 Summary of Selected Consolidated Financial Information (continued) (unaudited)
                             (dollars in thousands)





Reconciliation of Consolidated EBITDA, as defined in the credit agreement, to cash flow from operating activities - the most comparable GAAP measure:


                                                         As of September 30,
                                                         2004           2003
                                                         ----           ----
Consolidated EBITDA - trailing 12 months (c) (i) (j)  $ 154,916      $157,515
(Increase) decrease in net accounts
   receivable                                           (25,917)       15,696
Increase in accounts payable and
   accrued expenses                                      24,928         2,119
Interest paid                                           (85,030)      (77,026)
Increase in other assets                                (10,296)       (5,710)
Decrease in other liabilities                            (5,349)         (525)
Gain on sale of  equipment                               (5,628)       (4,475)
Pro forma EBITDA impact of acquisitions (j) (c)          (3,774)         (647)
                                                         ------        ------
Cash flow from operating activities -
trailing 12 months  Scotsman Holdings, Inc.            $ 43,850      $ 86,947
                                                         ======        ======


  (i)Consolidated EBITDA represents Scotsman Holdings Inc.'s (parent company of Williams Scotsman) consolidated net income plus consolidated interest, taxes, depreciation and amortization expenses, and excludes (gains)losses on sales of fixed assets and any other noncash items, including the fleet held for sale and noncash stock compensation charges. It is used in determining our compliance with the financial ratios required by our credit agreement. Consolidated EBITDA should not be considered in isolation or as a substitute to cash flow from operating activities, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.


  (j)For the calculation of the Consolidated Leverage Ratio, but not the Consolidated Interest Coverage Ratio, Consolidated EBITDA includes $3,774 and $647 for the trailing 12 months ended September 30, 2004 and 2003, respectively, relating to entities we acquired during the calculation period. The Consolidated EBITDA used in calculating the Consolidated Interest Coverage Ratio for the trailing 12 months ended September 2004 and 2003 is $151,142 and $156,868 respectively.